As filed with the Securities Exchange Commission on May 19, 2005.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LANDAMERICA FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Virginia	54-1589611
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

101 Gateway Centre Parkway, Richmond, Virginia	23235-5153
(Address of Principal Executive Offices)	(Zip Code)

LANDAMERICA FINANCIAL GROUP, INC.

423 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Michelle H. Gluck, Esquire

Executive Vice President, General Counsel and Corporate Secretary

LandAmerica Financial Group, Inc.

101 Gateway Centre Parkway

Richmond, Virginia 23235-5153

(Name and address of agent for service)

(804) 267-8000

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value	1,500,000	$52.42	$78,630,000	$9,255
Rights to Purchase Series A Junior Participating Preferred Stock, no par value	(3)	—	—	(3)

(1)	The amount of Common Stock registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of the Registrant.

(2)	Pursuant to Rule 457(h), the registration fee is based on the average of the high ($51.57) and low ($53.27) prices reported on the New York Stock Exchange on May 17, 2005.

(3)	The Rights to Purchase Series A Junior Participating Preferred Stock will be attached to and will trade with the shares of Common Stock of the Registrant. The value attributable to such Rights, if any, will be reflected in the market price of the shares of Common Stock. No additional registration fee is required.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and made a part hereof:

(1)	the Registrant’s Annual Report on Form 10-K (the “Form 10-K”) for the fiscal year ended December 31, 2004, File No. 1-13990;

(2)	the portions of the Registrant’s definitive Proxy Statement for the Annual Meeting of Shareholders held on May 17, 2005 that have been incorporated by reference into the Form 10-K;

(3)	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, File No. 1-13990;

(4)	the Company’s Current Reports on Form 8-K, filed on January 6, 2005, February 18, 2005, March 4, 2005, May 5, 2005 and May 17, 2005 and on Form 8-K/A filed on February 17, 2005 (amending our Current Report on Form 8-K filed November 12, 2004), February 17, 2005 (amending our Current Report on Form 8-K filed January 6, 2005) and March 9, 2005, File No. 1-13990; and

(5)	the description of the Registrant’s Common Stock as set forth in Amendment No. 5 to Form 8-A, filed June 21, 2002, File No. 1-13990.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Capital Stock

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Williams Mullen, counsel to the Registrant, has rendered its opinion that the Common Stock, when issued pursuant to the terms and conditions of the Plan, will be legally issued, fully paid and non-assessable. Julious P. Smith, Jr., a principal in Williams Mullen, is a director of the

Registrant and beneficially owned an aggregate of 2,010 shares of Common Stock as of March 15, 2005. Other attorneys employed by the firm beneficially owned an aggregate of approximately 734 shares of the Registrant’s Common Stock as of March 15, 2005.

Item 6.	Indemnification of Directors and Officers

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he or she has met the standard of conduct prescribed by the Virginia Code, and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all of the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

As permitted by the Virginia Stock Corporation Act, our Charter contains provisions that indemnify our directors and officers to the full extent permitted by Virginia law and seek to eliminate the personal liability of directors and officers for monetary damages to us or our shareholders for breach of their fiduciary duties, except to the extent such indemnification or elimination of liability is prohibited by the Virginia Stock Corporation Act. These provisions do not limit or eliminate the rights of us or any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his role as a director or officer and do not relieve a director or officer from liability for violations of statutory law, such as certain liabilities imposed on a director or officer under the federal securities laws.

In addition, our Charter provides for the indemnification of both directors and officers for expenses incurred by them in connection with the defense or settlement of claims asserted against them in their capacities as directors and officers. In certain cases, this right of indemnification extends to judgments or penalties assessed against them. We have limited our exposure to liability for indemnification of directors and officers by purchasing directors and officers liability insurance coverage.

The purpose of these provisions is to assist us in retaining qualified individuals to serve as directors by limiting their exposure to personal liability for serving as such.

We are not aware of any pending or threatened action, suit or proceeding involving any of our directors, officers, employees or agents for which indemnification from us may be sought. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of us, or of an affiliate of us pursuant to our Charter or otherwise, the Board of Directors has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The following exhibits are filed on behalf of the Registrant as part of this Registration Statement:

4.1	Articles of Incorporation, incorporated by reference to Exhibit 3A of the Registrant’s Form 10 Registration Statement, as amended, File No. 0-19408.

4.2	Articles of Amendment of the Articles of Incorporation of the Registrant, incorporated by reference to Exhibit 4.2 of the Registrant’s Form 8-A Registration Statement, filed February 27, 1998, File No. 0-19408.

4.3	Bylaws of LandAmerica Financial Group, Inc. (amended and restated October 27, 2004), incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, dated October 27, 2004, File No. 1-13990.

4.4	Amended and Restated Rights Agreement, dated as of August 20, 1997, between the Registrant and Wachovia Bank, N.A., as Rights Agent, which Amended and Restated Rights Agreement includes an amended Form of Rights Certificate, incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, dated August 20, 1997, File No. 1-13990.

4.5	First Amendment to Amended and Restated Rights Agreement, dated as of December 11, 1997, between the Registrant and Wachovia Bank, N.A., as Rights Agent, incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, dated December 11, 1997, File No. 1-13990.

4.6	Second Amendment to Amended and Restated Rights Agreement, dated as of June 1, 1999, between the Registrant, Wachovia Bank, N.A., as Rights Agent, and State Street Bank and Trust Company, as Successor Rights Agent, incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, dated June 1, 1999, File No. 1-13990.

4.7	Third Amendment to Amended and Restated Rights Agreement, dated as of July 26, 2000, between the Registrant and State Street Bank and Trust Company, as Rights Agent, incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, dated July 26, 2000, File No. 1-13990.

4.8	Form of Common Stock Certificate, incorporated by reference to Exhibit 4.7 of Amendment No. 3 to the Registrant’s Form 8-A Registration Statement, filed June 7, 1999, File No. 1-13990.

4.9	LandAmerica Financial Group, Inc. 423 Employee Stock Purchase Plan.*

5.1	Opinion of Williams Mullen.*

23.1	Consent of Williams Mullen (included in Exhibit 5.1).*

23.2	Consent of Ernst & Young LLP.*

24	Powers of Attorney (included on Signature Page).*

*	Filed herewith

Item 9.	Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraph (1)(i) and (1)(ii) shall not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Chesterfield, Commonwealth of Virginia, on this 19th day of May, 2005.

LANDAMERICA FINANCIAL GROUP, INC.

By:	/s/ Theodore L. Chandler, Jr.
Theodore L. Chandler, Jr. President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned hereby appoints Wm. Chadwick Perrine and Holly H. Wenger, each of whom may act individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) to this Registration Statement, with any schedules or exhibits thereto, and any and all supplements or other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles H. Foster, Jr. Charles H. Foster, Jr.	Chairman of the Board and Director	May 19, 2005

/s/ Theodore L. Chandler, Jr. Theodore L. Chandler, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	May 19, 2005

Signature	Title	Date

/s/ G. William Evans G. William Evans	Chief Financial Officer (Principal Financial Officer)	May 19, 2005

/s/ Christine R. Vlahcevic Christine R. Vlahcevic	Senior Vice President – Corporate Controller (Principal Accounting Officer)	May 19, 2005

/s/ Janet A. Alpert Janet A. Alpert	Director	May 19, 2005

/s/ Gale K. Caruso Gale K. Caruso	Director	May 19, 2005

/s/ Michael Dinkins Michael Dinkins	Director	May 19, 2005

/s/ John P. McCann John P. McCann	Director	May 19, 2005

/s/ Robert F. Norfleet, Jr. Robert F. Norfleet, Jr.	Director	May 19, 2005

/s/ Robert T. Skunda Robert T. Skunda	Director	May 19, 2005

/s/ Julious P. Smith, Jr. Julious P. Smith, Jr.	Director	May 19, 2005

/s/ Thomas G. Snead, Jr. Thomas G. Snead, Jr.	Director	May 19, 2005

/s/ Eugene P. Trani Eugene P. Trani	Director	May 19, 2005

/s/ Marshall B. Wishnack Marshall B. Wishnack	Director	May 19, 2005

EXHIBIT INDEX

TO

FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Description of Exhibit

4.1	Articles of Incorporation, incorporated by reference to Exhibit 3A of the Registrant’s Form 10 Registration Statement, as amended, File No. 0-19408.

4.2	Articles of Amendment of the Articles of Incorporation of the Registrant, incorporated by reference to Exhibit 4.2 of the Registrant’s Form 8-A Registration Statement, filed February 27, 1998, File No. 0-19408.

4.3	Bylaws of LandAmerica Financial Group, Inc. (amended and restated October 27, 2004), incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, dated October 27, 2004, File No. 1-13990.

4.4	Amended and Restated Rights Agreement, dated as of August 20, 1997, between the Registrant and Wachovia Bank, N.A., as Rights Agent, which Amended and Restated Rights Agreement includes an amended Form of Rights Certificate, incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, dated August 20, 1997, File No. 1-13990.

4.5	First Amendment to Amended and Restated Rights Agreement, dated as of December 11, 1997, between the Registrant and Wachovia Bank, N.A., as Rights Agent, incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, dated December 11, 1997, File No. 1-13990.

4.6	Second Amendment to Amended and Restated Rights Agreement, dated as of June 1, 1999, between the Registrant, Wachovia Bank, N.A., as Rights Agent, and State Street Bank and Trust Company, as Successor Rights Agent, incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, dated June 1, 1999, File No. 1-13990.

4.7	Third Amendment to Amended and Restated Rights Agreement, dated as of July 26, 2000, between the Registrant and State Street Bank and Trust Company, as Rights Agent, incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, dated July 26, 2000, File No. 1-13990.

4.8	Form of Common Stock Certificate, incorporated by reference to Exhibit 4.7 of Amendment No. 3 to the Registrant’s Form 8-A Registration Statement, filed June 7, 1999, File No. 1-13990.

4.9	LandAmerica Financial Group, Inc. 423 Employee Stock Purchase Plan.*

5.1	Opinion of Williams Mullen.*

23.1	Consent of Williams Mullen (included in Exhibit 5.1).*

23.2	Consent of Ernst & Young LLP.*

24	Powers of Attorney (included on Signature Page).*

*	Filed herewith